UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 5, 2003


                     DEFAULT PROOF CREDIT CARD SYSTEM, INC.
             (Exact name of registrant as specified in its charter)

 Florida                    1545 Miller Road                  59-2686523
 --------               Coral Gables, Florida 331465          ----------
                          ----------------------------
(Jurisdiction of
 incorporation or           (Address of Principal          (I.R.S. Employer
  organization)                Executive Offices)        Identification No.)


                                  (305)666-1460
                                  -------------
              Registrant's telephone number, including area code:

================================================================================

Item 5.  Other Events and Regulation FD Disclosure.

     On September 5, 2003, counsel for Scott Roderick ("Roderick") advised us that on or before September 10, 2003, Roderick would file a legal action against each of our executive officers and directors and the spouse of Vincent Cuervo in the Circuit Court in Miami-Dade County, Florida. According to such counsel, the action will be brought directly by Roderick and by us derivatively through Roderick. The action will allege breaches of fiduciary duties, wrongfully obtained profits obtained from us by Mr. Cuervo through "self-dealing," filing of false and misleading periodic reports by us with the SEC, illegal sales of unregistered securities by Mr. Cuervo and fraud by Mr. Cuervo in connection with his sale of certain intellectual property rights to us.

     The relief to be sought from the prospective defendants includes unspecified damages and other relief, attorneys' fees, pre and post judgment interest and reimbursement of certain alleged bonuses and profits.

     Roderick's counsel has also advised us that Roderick intends to assert a derivative claim on our behalf against Mr. Cuervo for disgorgement of certain short swing profits allegedly obtained by Mr. Cuervo.

     We believe that Roderick's claims are wholly without merit and we and the prospective defendants intend to vigorously contest and defend the proposed legal actions. We intend to indemnify our executive officers and directors in connection with Roderick's legal action to the full extent permitted by law.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Default Proof Credit Card System, Inc.

Date: September 8, 2003                 By: /s/ Vincent Cuervo
                                        ---------------------
                                        Vincent Cuervo, Chief Executive Officer


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